Exhibit 99.1

TEXOIL, INC.
1600 Smith, Suite 4000
Houston, Texas 77002
Tel.  (713) 652-5741
      (800) 742-1665
Fax   (713) 652-9601


November 14, 1997


Cliffwood Oil & Gas Corp.
110 Cypress Station Drive
Suite 215
Houston,  TX  77090

Attention:  Mr. Frank Lodzinski

Re: Proposal to Combine the Business Activities of Texoil, Inc., and Cliffwood Oil & Gas Corp.

Gentlemen:

This letter is intended to summarize the principal terms of a proposed business combination being mutually considered by Texoil, Inc.("Texoil") and Cliffwood Oil & Gas Corp. ("Cliffwood"). Texoil and Cliffwood are called the "Parties," and individually a "Party". The proposed business combination is sometimes referred to herein as the "Possible Merger."

                                   PART ONE

The Parties wish to commence negotiating a definitive written agreement and plan of merger ("Agreement") providing for the Possible Merger. The execution of any such Agreement would be subject to, among other things, the satisfactory completion by each of the Parties' ongoing investigation of the other Party's business, and would also be subject to approval by the Parties' respective board of directors.

Based on information currently known to the Parties, it is proposed that the Agreement include the following terms:
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    1.BASIC TRANSACTION

    A newly formed wholly owned subsidiary of Texoil would merge with and into Cliffwood, the shareholders of Cliffwood would receive common stock of Texoil in exchange for their shares of Cliffwood, and the option and warrant holders of Cliffwood would receive options to purchase common stock of Texoil in exchange for their options to purchase shares of Cliffwood. Each share of Cliffwood common stock will be exchanged in the Possible Merger for shares of common stock in Texoil at an exchange ratio set forth below (the "Exchange Ratio"). The Parties mutually contemplate that the transaction would, if possible, be treated for financial accounting purposes as a pooling of interests, as opposed to a purchase. The closing of this transaction (the "Closing") is intended to occur as soon as possible after all conditions to closing have been satisfied, including the termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the "HSR Act" and the requisite approval of the shareholders of Texoil and Cliffwood, as applicable.

    2.EXCHANGE RATIO

    The Exchange Ratio is based upon agreed values of the Parties, and results in 6.74 shares of Texoil for each share of Cliffwood Class A and Class B stock. The Exchange Ratio is intended to result in a 70%-30% ownership ratio in favor of Cliffwood shareholders AFTER the conversion of the following debt and preferred stock securities ("Securities") to Texoil common shares, at the conversion prices specified as part of the terms of such Securities:

        (a) $2,300,000 Series A preferred stock, plus accrued dividends.

        (b) $4,500,000 convertible notes payable to Resource Investors Management Company Limited Partnership or its affiliates (collectively "RIMCO").

        (c) All other notes payable, except for $1,050,000 which will be repaid to current holders.

    This Exchange Ratio assumes that, at closing, Texoil will have 10,979,590 shares outstanding and will issue 25,619,043 Texoil shares to Cliffwood shareholders. Cliffwood will have a total of 3,800,991 Class A and Class B shares outstanding, but in any event shall reflect the 70%-30% ratio specified above. Texoil will assume all warrants and options of Cliffwood adjusted to affect the same Exchange Ratio basis.

    3.DISSENTING SHAREHOLDERS

    Texoil's obligation to close the Possible Merger shall be conditioned on there being no more than 10% of the shareholders of Cliffwood exercising dissenters' rights.
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    4.EMPLOYMENT AND NON-COMPETITION AGREEMENTS

    At the closing, Frank A. Lodzinski ("Lodzinski") would enter into a three
(3) year employment agreement under which Lodzinski would agree to serve as Chairman of the Board and Chief Executive Officer and would be contractually entitled to receive a salary of not less than $90,000 per year (on an annualized basis) plus such additional salary, bonuses and benefits as may from time to time be determined and approved by Texoil's Board of Directors. In addition, Lodzinski's employment agreement will provide that in exchange for services rendered under such agreement, he will receive a minimum annual grant of options to purchase at least 33,334 shares of Texoil's common stock at the prevailing market price on the date of each grant, such options to have vesting periods and other terms as provided under Texoil's employee stock option plan. The Lodzinski employment agreement will also provide that he will be nominated by Texoil for election to its Board of Directors to serve, in consecutive terms, for at least three years from the closing of the Possible Merger.

    5.OTHER TERMS

    Each Party would make such representations, warranties and covenants for the benefit of the other Party as would be customary for transactions of the type and size of the Possible Merger, material compliance with which shall be conditions to the obligation of the other Party to close the Possible Merger. Such representations, warranties and covenants would expire upon closing of the Possible Merger, except for those specific covenants the Parties mutually agree may extend beyond closing of the Possible Merger. The consummation of the contemplated transaction by the Parties would be subject to the satisfaction of various conditions including without limitation the following:

        (a) Texoil shall have received a favorable fairness opinion from Rauscher Pierce Refsnes, Inc. or another mutually agreed upon investment banking firm.

        (b) If necessary, Texoil shall have filed a proxy statement and registration statement on Form S-4 which shall have been declared effective by the Securities and Exchange Commission. Alternatively, counsel for each Party shall have concluded that the Possible Merger and related transactions may be lawfully concluded in reliance upon available exemptions from the securities registration provisions of federal and applicable state securities laws.

        (c) If necessary, a majority of the shareholders of each of the Parties shall have approved the transaction.

        (d) No litigation shall have been filed preventing the transaction from being consummated or seeking damages with respect to the Possible Merger.

        (e) The combined entity shall have elected to its Board of Directors a slate of members, with two (2) being nominated by Texoil, one (1) being nominated by mutual agreement of
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            the Parties and at least four (4) being nominated by Cliffwood, each of whom shall be specified in the definitive Agreement.

        (f) At the closing of the Possible Merger, Cliffwood shall have unrestricted cash and current borrowing capacity under its line of credit with Comerica Bank - Texas and/or other credit facilities totaling at least $3.0 million.

        (g) Each Party shall have obtained such consents and waivers from governmental authorities and private parties as may be necessary or appropriate to conclude the Possible Merger.

        (h) All indebtedness of Texoil to RIMCO shall have been converted or exchanged by RIMCO into Texoil Common Stock in accordance with the terms of such indebtedness.

        (i) All Texoil preferred stock held by its directors and/or affiliates plus accrued and unpaid dividends shall have been converted into Texoil Common Stock in accordance with the terms of such securities.

        (j) All indebtedness of Texoil to T.W. Hoehn Jr., T.W. Hoehn, III, Opal Air, Inc., W.F. Seagle and/or other directors and affiliates over and above a total of $1,050,000 shall be converted to common shares of Texoil in accordance with the terms of such indebtedness.

        (k) RIMCO shall make up to $10.0 million of new funds available to Texoil, pending consummation of the Possible Merger, at closing of the Possible Merger in the form of Convertible Subordinated Notes, under terms mutually agreeable to Texoil, Cliffwood and RIMCO.

                                   PART TWO

The following paragraphs of this letter (the "Binding Provisions") are the legally binding and enforceable agreements of the Parties. Except for the Binding Provisions, this letter shall be non-binding.

    1.ACCESS

     During the period from the date this letter is signed by the Parties (the "Signing Date") until the date on which either Party provides the other Party with written notice that negotiations toward an Agreement are terminated (the "Termination Date"), each Party will afford the other Party full and free access, without limitation, to each others personnel, properties, seismic data, contracts, corporate books and records, and all other documents and data.

    2.EXCLUSIVE DEALING

    Until the later of (i) 90 days after the Signing Date or (ii) the Termination Date:

        (a) Each Party will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the shares or substantially all the assets of such Party, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales and/or divestitures in the ordinary course of business); and

        (b) Each Party will, subject to the fiduciary duties of their Board of Directors, immediately notify the other Party regarding any contact between they or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

    Each Party may, however, furnish information and may engage in discussions or negotiations with any person if, following the receipt of an unsolicited bona fide inquiry from any such person (i) counsel to any Party advises such Party's Board of Directors that failure to furnish such information or engage in such discussions or negotiations is likely to involve the Party's Board of Directors in a breach of their fiduciary duties and (ii) the Party's Board of Directors believe, in good faith, that such person may make a bona fide proposal for a transaction more favorable to the Company's shareholders than the transaction contemplated by the Possible Merger; PROVIDED that nothing shall prohibit a Party or its Board of Directors from making such disclosure to such Party's shareholders which, in the judgment of the Board of Directors with the advice of counsel, may be required under the applicable law.

    3.BREAK-UP FEE

    If (a) either Party breaches Paragraph 2 of this Part Two or provides to the other Party written notice that negotiations toward an Agreement are terminated (such Party being referred herein as the "Terminating Party"), and (b) within 90 days after the date of such breach or the Termination Date, as the case may be, either Party signs a letter of intent or other agreement relating to a business combination, merger, divestiture of all or a majority of the Terminating Party's assets, acquisition of assets or a business for a majority of the Terminating Party's outstanding shares, or an exchange or sale of a majority of the Terminating Party's shares, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales or divestitures of the Terminating Party's assets in the ordinary course of business) then the Terminating Party, or its successors and assigns, shall pay to the other Party the sum of $400,000.

    The break-up fee shall not be payable in the event that Texoil does not receive a fairness opinion, in the event of litigation being filed seeking an injunction against, or damages for, the Possible Merger, RIMCO does not commit to and fund at least $6.0 million pursuant to Part One, Paragraph 5(k) above or some other material adverse event affecting either party.

    4.CONDUCT OF BUSINESS

    During the period from the Signing Date until the Termination Date, each party will operate their business in the ordinary course and will refrain from any extraordinary transactions unless mutually agreed upon in writing by both Parties. The Parties acknowledge that each Party may pursue or has pending certain transactions and as such the following transactions are specifically excluded from the provisions of this paragraph:

        (a) Texoil may offer for sale up to a 12.5% working interest in its Raceland project under terms mutually agreeable to the Parties.

        (b) Cliffwood may close a sale of certain producing assets in the Rocky Mountain states for gross sales proceeds of $1,325,000 to Prima Energy.

    5.CONFIDENTIALITY

    Except as and to the extent required by law, each Party will not disclose or use, and will direct its representatives not to disclose or use to the detriment of the other Party, any Confidential Information (as defined below) with respect to the information furnished, or to be furnished, by either Party to the other, or their respective representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter. For purposes of this Paragraph, "Confidential Information" means any information about a Party unless (a) such information is already known to the other Party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Possible Merger, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Cliffwood acknowledges and agrees that all material information provided by Texoil to Cliffwood and its advisors is Confidential Information unless such information has been disclosed in reports filed by Texoil with the Securities and Exchange Commission. Upon the written request of either Party, the other Party will promptly return or destroy any Confidential Information in its possession and certify in writing to the other Party that it has done so.

    Cliffwood hereby agrees that it will refrain from, and will cause each of its officers, directors, employees, consultants, and any other of its affiliates to refrain from purchasing or selling Texoil's common stock or warrants to purchase common stock from the Signing Date until the later of (i) the first anniversary of the Signing Date or (ii) so long as any such persons are in possession of material, non-public information regarding Texoil.

    6.DISCLOSURE

    Except as and to the extent required by law, without the prior written consent of the other Party, neither Party will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussion regarding a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

    7.COSTS

    Each Party will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Possible Merger. The reasonable costs of accounting services related to pooling of interest or purchase accounting to be used in the Possible Merger and the recapitalization or reorganization of Texoil shall be shared equally by the Parties.

    8.CONSENTS

    During the period from the Signing Date until the Termination Date, the Parties will cooperate with each other and proceed, as promptly as is reasonably practical, to prepare and to file any notification required by the HSR Act.

    9.ENTIRE AGREEMENT

    The Binding Provisions constitute the entire agreement between the Parties, and supersede all prior oral or written agreements, understandings, representatives and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the Parties.

    10.     GOVERNING LAW

    The Binding Provisions will be governed by and construed under the laws of the State of Texas without regard to conflicts of laws and principles.

    11.     JURISDICTION:  SERVICE OR PROCESS

    Any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Letter may be brought against any of the Parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any action or proceeding referred to in the proceeding sentence may be served on any party anywhere in the world.

    12.     TERMINATION

    The Binding Provisions will automatically terminate on December 31, 1997, unless extended in writing by the Parties and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the Parties will have no further obligations hereunder, except as stated in Paragraphs 2,3,5,7,9,10,11,12,13 and 14 of this Part Two, which will survive any such termination.

    13.     COUNTERPARTS

    This Letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

    14.     NO LIABILITY

    The paragraphs and provisions of Part One of this letter do not constitute and will not give rise to any legally binding obligation on the part of any of the Parties. Moreover, except as expressly provided In the Binding Provisions (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Possible Merger, or relating to the negotiation of the terms of the Possible Merger or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties.

    If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,

TEXOIL, INC.


-----------------------------
By:  Ruben Medrano
     President

Duly executed and agreed as to the Binding Provisions on ___________, 1997

CLIFFWOOD OIL & GAS CORP.


----------------------------
By:  Frank A. Lodzinski
     Chief Executive Officer